Exhibit 99.1

FOR IMMEDIATE RELEASE

Media Contact:	Investor Relations Contact:
Suzie Boland	Alison Ziegler
RFB Communications Group	Cameron Associates
813.259.0345	212.554.5469
sboland@rfbcommunications.com	alison@cameronassoc.com

Homeowners Choice Submits Proposal to Merge with

21st Century Holding Company

Proposed Offer is for $1.00 in cash and 0.5 share of Homeowners Choice common stock for each share of 21st Century’s common stock

Proposed Offer values 21st Century stock at $5.30 per share, a premium of approximately

36 percent based on Oct 9, 2009 closing prices

Clearwater, Fla. (Oct. 13, 2009) – Homeowners Choice, Inc. (NASDAQ:HCII), a Florida-based provider of homeowners’ insurance, today announced that it has delivered a letter to the board of directors of 21st Century Holding Company (NASDAQ: TCHC) expressing its interest in a potential business combination between the two companies.

In the letter addressed to Bruce Simberg, board chairman of 21st Century, Homeowners Choice Board Chairman Paresh Patel proposes to offer $1.00 in cash and 0.5 share of Homeowners Choice common stock for each share of 21st Century common stock. Based upon HCI’s Oct. 9, 2009 closing price of $8.60, the proposed offer values 21st Century shares at $5.30 per share, a premium of approximately 36 percent over 21st Century’s Oct. 9, 2009 closing price of $3.89.

“We believe a combination of the two companies would create a premier Florida-based insurance company mutually benefitting our companies, shareholders and employees while creating an entity stronger and better able to pursue growth,” commented Patel. “We hope that the 21st Century board will exercise its fiduciary duties and engage in a complete and careful review of our expression of interest and give it the serious consideration it deserves. We believe the business combination is in the best interests of all stockholders and look forward to a prompt and favorable reply from the 21st Century board so Homeowners Choice can proceed on a mutually acceptable and friendly basis.”

Following is the complete text of the letter from Patel to Simberg.

October 12, 2009

Mr. Bruce Simberg, Chairman

21st Century Holding Company

3661 West Oakland Park Boulevard, Suite 300

Lauderdale Lakes, Florida 33311

Dear Mr. Simberg:

As you will no doubt recall, I contacted you via telephone earlier in the summer wishing to meet with you to discuss a potential combination of Homeowners Choice, Inc. (“HCI”) and 21st Century Holding Company (“21st Century”). You indicated that if we had interest we should make a formal offer and your board would consider it.

By letter dated August 20, 2009, we made a preliminary proposal to 21st Century in which we outlined the nature of the proposed merger as well as its potential benefits.

Some days after our letter, I attempted to follow up to see if we could provide any further information or clarification to our proposal. On September 4, 2009 we received a letter from Michael Braun, 21st Century’s Chief Executive Officer and President, in which he expressed your board’s intention not to accept our preliminary proposal.

We were disappointed to receive the letter because any serious consideration of our proposal should have entailed at least one conversation between the two companies. As stated in our August 20, 2009 letter, we believe a combination of our two publicly-held companies would create a premier Florida-based insurance company mutually benefitting our companies, shareholders and employees. We would expect such combination of the companies to generate the following benefits:

a.	PROFITABILITY AND GROWTH. We understand 21st Century is trying to increase the policy count and geographic distribution of its homeowners’ policies in Florida. HCI has demonstrated the capability to grow policy count rapidly while maintaining underwriting standards and profitability. In two years HCI has grown from zero to 60,000 policyholders. HCI already has 3,000 agencies under contract throughout Florida. HCI has been profitable for eight consecutive quarters. The same efficient, profitable growth strategy could be applied to the Federated National subsidiary of 21st Century.

b.

EXPANSION. 21st Century has a broad array of licenses to be exploited. While HCI has focused on the Florida homeowners’ insurance market, 21st Century has licenses for other lines of business and other states beyond Florida. We believe that your licenses coupled with our cash and marketing capability would enhance the growth of these business lines and territories.

c.	SHAREHOLDERS. Combined, our companies would have an enterprise value in excess of $120 million, which would be beneficial to all shareholders. At that valuation the combined entity would have a more liquid stock with sufficient float and trading volume to attract institutional investors.

d.	POLICYHOLDERS. Your corporate location and staffing in the south Florida tri-county area, combined with our current location in the Tampa Bay area, would be perfect to serve the two largest markets in Florida. Your location could be used to service the south Florida region, while our location would service the Interstate-4 corridor. Furthermore, the two locations could serve as backup locations to each other in the event of a hurricane.

e.	INVESTMENTS. Unlike 21st Century, HCI has managed its investment portfolio with no mark-to-market losses from inception and could, we believe, add value to the 21st Century portfolio.

Perhaps you did not have adequate time to review our proposal when it was made. Therefore we are renewing our offer as outlined below. The good news is that our share value continues to go up and the proposal is worth about 20 percent more than when it was first tendered.

HCI is pleased therefore to present the following preliminary, non-binding indication of interest in exploring a merger of 21st Century with HCI (the “Merger”).

1. Merger Consideration. Based on our review of 21st Century’s publicly available information, HCI is prepared to offer as merger consideration $1.00 in cash plus 0.5 shares of HCI common stock per share of 21st Century common stock, or approximately $40 million, assuming a price of $8 per share of HCI common stock and approximately 8,013,894 shares of 21st Century common stock, (including all in-the-money options, restricted stock and restricted stock units, if any). This proposed offer would assume that no dividends, stock issuances, stock rights issuances or other dilutive securities or other actions would be taken to impair the equity value or net worth of the company. This proposed offer would assume also that all outstanding stock options are out-of-the-money and would be cancelled.

HCI possesses the cash portion of the merger consideration, and, consequently, the proposed offer would contain no financing contingency.

With access to your management team and 21st Century’s advisors, we believe we could substantially complete our initial business and legal due diligence review on 21st Century within three to four weeks. Upon completion of the initial business and legal due diligence, we are confident that we could complete our confirmatory due diligence review and execute definitive transaction agreements within three to four additional weeks. We are prepared to make the Merger our highest priority and to dedicate the resources necessary to complete the transaction expeditiously.

Last, HCI’s knowledge of 21st Century and experience within the property and casualty insurance business provides 21st Century a high degree of certainty that HCI will complete its due diligence quickly and consummate the Merger.

2. Required Approvals and Timing. HCI’s Board of Directors has reviewed this letter and authorized us to proceed with this non-binding indication of interest. We would expect that the closing of the Merger would be contingent, among other things, upon:

a.	Receipt of approval from HCI’s shareholders for the issuance of the portion of the merger consideration comprised of shares of HCI common stock.

b.	Receipt of all required third party consents and regulatory approvals.

c.	Execution of mutually acceptable definitive documentation containing customary representations, warranties, covenants and other provisions and conditions typical for this type of transaction.

d.	Receipt of approval from and continuous recommendation in favor of the Merger by 21st Century’s Board of Directors, and any independent committee established for the purpose of evaluating the Merger, and approval from 21st Century’s shareholders.

e.	Other closing conditions usual and customary for transactions of this type.

3. Governing Law. Should this letter become the subject of judicial interpretation, it shall be governed by the laws of the State of Florida without regard to the conflicts of law provisions thereof.

4. Exclusivity. Because of the considerable expense that we will incur in connection with our due diligence review and the time, effort and resources required to confirm our proposed offer and negotiate a definitive agreement, we request that 21st Century enter into a separate exclusivity agreement granting HCI a 60-day period to complete its due diligence review and negotiate the definitive agreement. We are prepared to send you a form of exclusivity agreement for your consideration.

5. Non-binding. This letter is merely a preliminary indication of interest in exploring a merger transaction. This letter and the proposals it contains are not and shall not be legally binding and are subject to, among other things, the negotiation of the final definitive agreement as well as the final approval by the shareholders of both 21st Century and HCI. Accordingly, nothing in this letter obliges HCI to undertake the proposal contemplated herein or take any other action.

6. Expiration. This indication of interest will expire at the close of business on Monday, November 2, 2009. We hope to receive a positive response from you before then.

I am hoping that this renewed expression of interest is seriously considered and reviewed. We are therefore disclosing publicly our expression of interest as a means to encourage and further such consideration and review.

There is much to consider, including the appropriate structure of the combination to minimize tax and other consequences. We look forward to discussing this letter with you. Please do not hesitate to contact us at any time should you have any questions. Thank you for your consideration.

Very truly yours,

Paresh Patel
Chairman of the Board

About Homeowners Choice, Inc.

Homeowners Choice, Inc. is a Florida-based insurance holding company headquartered in Clearwater. Through its subsidiary corporations, Homeowners Choice provides property and casualty homeowners’ insurance, condominium owners’ insurance and tenants’ insurance solely to Florida property owners. Founded in 2006, Homeowners Choice today serves approximately 60,000 policyholders throughout Florida representing approximately $100 million in annualized premiums. The company’s common shares trade on the NASDAQ Global Market under the ticker symbol HCII and were recently added to the Russell Microcap Index. Warrants trade on the same market under the ticker symbol HCIIW. More information about Homeowners Choice, Inc. is available at www.hcpci.com.

Forward-Looking Statements

This news release may contain forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. Words such as “anticipate,” “estimate,” “expect,” “intend,” “plan” and “project” and other similar words and expressions are intended to signify forward-looking statements. Forward-looking statements are not guarantees of future results and conditions but rather are subject to various risks and uncertainties. For example there can be no assurance that net premiums earned will decline and our loss ratio will increase during the remaining months of 2009, that our underwriting results will remain profitable or that the number of our policies will decline through the third quarter of 2009. Some of these risks and uncertainties are identified in the company’s filings with the Securities and Exchange Commission. Should any risks or uncertainties develop into actual events, these developments could have material adverse effects on the company’s business, financial condition, and results of operations. Homeowners Choice, Inc. disclaims all obligations to update any forward-looking statements.

Additional Information

This communication does not constitute an offer to buy or a solicitation of an offer to sell any securities. Subject to future developments, additional documents regarding a transaction with 21st Century may be filed with the Securities and Exchange Commission (“SEC”) and, if and when available, would be accessible for free at the Commission’s website at http://www.sec.gov. Investors and security holders are urged to read such disclosure documents, if and when they become available, because they will contain important information.

No assurance can be given that the proposed transaction described in this release will be successfully completed, or completed on the terms proposed.